Exhibit 10.8

Using the power granted by article 64 of the Macau Basic Law, and under article 107th of the Law 6/80, of 5 of July, the Secretary for Transports and Public Works orders:

1.

It is revised, under the conditions of the attached contract, the concession, by leasing, to Venetian Cotai, SA, of a land plot with the total area of 405 658sqm, composed of three lots designated as Lot I, Lot II and Lot III, located at the reclaimed area between the islands of Taipa and Coloane (COTAI), described at the Real Estate Registry under numbers 23225, 23223 and 23224.

2.

As part of the review mentioned in the preceding paragraph, the areas of Lots I and II are changed from 292 315sqm and 52 864sqm to 291 479sqm and 53 700 sqm, with the area of Lot III being maintained at 60 479sqm.

3.	An error was detected in the Order 27/2007 published at the Official Gazette Number 16, II Series, of April the 18th, and is now corrected.

In the beginning:

Where we can read: “... and under article 107 of law 6/80M...”

We should read: “...and under article 4, point c) of number 1 of article 29th an under articles 49th and following, all from Law 6/80M, ...”

4.	This order comes into force immediately.

October 24th 2008

The Secretary for Transport and Public Works

Attachment

(File number 6 412.02 of DSSOPT and Process Number 25/2008 of the Lands Department)

Contract between

The Macau Special Administrative Region as Party A; and

The company Venetian Cotai Limited, as Party B.

Considering that:

1.

Through the Order of the Secretary for the Transportation and Public Works nr. 27/2007, the Government of Macau conceded to Venetian Cotai, by lease, a land with the total area of 405.658 m2, formed by 3 lots designated as Lot I, Lot II and Lot III, with an area of 292.315m2, 52.864m2 and 60.479m2, respectively, located at the reclaimed area between the islands of Taipa and Coloane (COTAI), west side of Estrada do Istmo and south side of Estrada da Baía de Nossa Senhora da Esperança, to construct a resort composed of casino, hotels, apart-hotels and convention and exhibitions centers, under the strata title regime.

2.

The concessionaire, with registered offices in Estrada da Nossa Senhora da Esperança, The Venetian Macao Resort Hotel, Executive Offices — L2, Taipa, in Macau, is registered in Commercial and Movable Assets Registry under the nr. 19845(SO).

3.

The mentioned lots I, II and II are described in the Real Estate Registry under the nrs 23 225, 23 224, 23 225, and the right resulting from the concession is registered in favor of the company under nr 31 681F.

4.	According to its license of use, the use of Lot I is completed, while the use of Lots II and III is in an advanced stage of development.

5.

An error has been detected on the implantation of Lot II, North, on the border with Lot I. Although the error does not affect the gross construction areas for buildings built or under construction on the Lots, it implies the adjustment of the respective area.

6.

Under these circumstances, through an application submitted on July 1st 2008, the concessionaire applied for the change of the object of the contract regarding the area and limits of Lots I and II, that now have areas of 291 479sqm and 53 000sqm respectively.

7.

On the other hand, the dimensions and characteristics of the integrated resort planned to Lot II, composed of autonomous units aimed at different usages, who interact among them and are inserted in a space that is administrated by a common service management and has equipments shared by all; and are explored by specialized entities capable of assuring high quality standards, as well as the need to get access to different sources of banking funding — make it advisable to apply the strata title regime.

8.

Without the separation as an autonomous unit of each of the blocks destined to the authorized usages — hotel, apart-hotel, shopping mall and parking—it is not possible to the concessionaire to use them as a guarantee to the lenders, namely through mortgage.

9.

Given that fact, on August 7th 2008, the concessionaire applied for the revision of the contract regarding Lot II, requiring that the contract contemplates the use “commerce”, currently included in the area destined to the use “hotel”, as well as the registration of the building under the strata title regime, composed of four independent units (hotel, apart-hotel, shopping mall and parking).

10.

Later, on September 9th 2008, after several meetings held at the DSSOPT, the concessionaire presented a new application, re-stating the previous intention and asking for the change of the gross construction area destined to the “hotel use”, given the fact that the area to the “commerce use” was going to be separated and the apart-hotel would be classified with four stars because the Macau legislation does not foresee the existence of five star apart-hotels.

11.

Gathered all the documents necessary to proceed with the process, DSSOPT calculated the different owed payments to the Macau SAR and wrote the draft of the land concession revision contract, underlining that it still exists the obligation of getting previous approval for the transmission of the rights resulting of the concession, in order to allow the grantor to keep control over the ownership of the units and the introduction of new conditions in the contract if these are found necessary for the protection of the public interests.

12.

After the concessionaire declared acceptance of the draft, through a declaration submitted on October 10th 2008, the file followed the normal proceedings, being sent to the Lands Committee who, on a meeting of October 16th issued a favorable technical opinion to the project.

13.	The technical opinion from the Lands Committee was approved by His Excellency the Chief Executive on October 17th 2008.

14.

The land object of the contract, with a total area of 405 658sqm, is marked and signaled with letters A1 (Lot I), A2 e A4 (Lot II) and A3 (Lot III) on the map 6124/2003, issued by the Cartography and Cadastre Bureau, of September 10th 2008.

15.

Under article 125 of Law 6/80M, the conditions of the contract attached to the present order were reported to the applicant and by it accepted through a declaration submitted on October 23rd, signed by Stephen John Weaver, married, living in Macau, with professional address at Baía de Nossa Senhora da Esperança, The Venetian Macao resort Hotel, Executive Offices — L2, Taipa, as an attorney and representing Venetian Cotai, SA, quality and powers and conferred by the private notary Leonel Alberto Alves, according to the recognition in the declaration.

16.	The premium stated on article two of the contract attached to this Order was paid at the Finance Bureau of the Macau SAR Government (nr 85 674) with the invoice 98/2008 issued by the Land Commission.

Article One

1.

The object of this contract is the revision of the concession, under the lease regime, of a piece of land with the total area of 405 658 sq located at the Cotai for the construction of a casino, hotels, and exhibition, convention and congress centers, titled by the Order 27/2007 of the Secretary for Transport And Public Works; given the fact that it was authorized the reduction of the area of Lot I, the enlargement of the area of Lot II and the adding to this Lot II of the commercial purpose, and consequently the gross areas for the construction of the other purposes have also changed.

2.	As a consequence of the previous number:

1)

The parcel of the land with 863 sq meters (eight hundred and sixty three) — signaled with letter A in Plan 6124/2003, issued by the Cartography and Cadastre Bureau in 10/09/2008, and which is part of description number 23225 of the Real Estate Registry — is detached from Lot I that, from now on, has an area of 291 479 sq meters, and is signaled with “A1”, and this is from now on the total description area Number 23225;

2)

The parcel of land with 863 sq meters is attached to Lot II that from now on has an area of 53 000 sq meters (fifty three thousand and seven hundred). This lot is signaled with letters A2 and A4 in the same plan and from now owns corresponds to the totality of the area described at the Real Estate Registry under Number 23223;

3)	Clauses one, three and seven of the contract titled by the Order 27/2007 of the Secretary for Transports and Public Works, of April the 18th of 2007, have from now on the following redaction:

Clause One Object of the Contract

1

1)

2)

3) The division of the land above mentioned into 3 (three) Lots, described as follows:

(1) Lot I, with an area of 291 479 sq meters (two hundred and ninety one thousand, 479 square meters)        with an attributed value of $ 1 458 574 919.00 (one billion, four hundred and fifty eight millions, five hundred and seventy four hundred, nine hundred and nineteen Patacas), described at the Real Estate Registry under Number 23225 and signaled by letter «A1»in the plan nº 6124/2003, issued by the Cartography and Cadastre Bureau on September the 10th 2008.

(2) Lot II, with an area of 53 700 sq meters (fifty-three thousand and seven hundred)        with an attributed value of $ 688 982 508.00 (six hundred and eighty-eight million, nine hundred and eighty two thousand, five hundred and eight patacas), described at the Real Estate Registry under Number 23223 and signaled by letters «A2» and «A4» in the same plan.

(3) Lot III, with an area of 60 479 sq meters (sixty thousand and four hundred and seventy nine)        with an attributed value of $ 594 374 049.00 (five hundred and ninety four million, three hundred and seventy four thousand and forty nine patacas), described at the Real Estate Registry under Number 23224 and signaled by letter «A3» in the same plan.

2 The concession of the land with the total area of 405658 m2 (four hundred and five thousand, six hundred and fifty-eight square meters) composed of 3 (three) Lots marked in the referred plan of DSCC, from now on referred as the Land, is regulated by the clauses of the present contract.

Clause Three — Use and Purpose of the Land

1.

the land is used with the construction of a resort comprised of a casino, hotels, apart-hotels and of commercial centers and exhibitions and conventions centers, in strata title regime with the following gross construction areas divided by purpose of use:

1)	Lot I, with an area of 291 479 sq meters (two hundred and ninety one thousand, 479 square meters)

(1)

(2)

(3)

(4)

(5)

2)	Lot II, with an area of 53 700 sq meters (fifty-three thousand and seven hundred)

(1) 5 stars Hotel including areas for gaming, entertainment, leisure, restaurants and other supporting áreas	112 167 sqm
(2) Four Star Apart-hotel	101 028 sqm
1 Commercial Center	35 218 sqm
2 Parking	31 469 sqm
3 Free Area	37 088 sqm

3) Lot III,

Clause Seven Rent

1

2. After the conclusion of the construction work at the land, the second party will start to pay to each of the Lots the following annual rents:

1)	14 900 660, 00 for Lot I

2)	4 441 765, 00 for Lot II

3)	4 069 818, 00 for Lot III

Calculated upon the following gross construction areas per purpose and respective rental values:

Lot I:

Lot II:

(1)	5 stars Hotel:
	112 167.58 m2 x $15.00/m2	$1 682 505.00;
(2)	5 Stars Apart-Hotel:
	101 028. m2 x $15.00/m2	$1 515420.00;
(3)	Commercial Center :
	35 218 m2 x $15.00/m2	$ 528 270.00;
(4)	Parking :
	33 469 m2 x $10.00/m2	$ 314 690,00;
(5)	Free área
	37 088 m2 x $10,00/m2	$ 370 880,00;

Lot III:

3

Article Two

Without prejudice of the payment of of 2 592 568 647,00 (two billion, five hundred and ninety two million, five and sixty eight thousand, six hundred and forty six patacas), under the conditions stipulated in clause ten of the Land Concession Contract Titled by the Order 27/2007 of the Secretary for Transport and Public Works, published in the Official Gazette nº 16, II Series, of April the 18th of 2007, the second party will pay to the first party, given the revision of the contract, the amount of $142.295.956,00 (one hundred and forty two million, two hundred and ninety five thousand, nine hundred and forty six patacas) as per premium of the contract when it declares to accept the conditions of the present contract, according to the draft approved by the Chief Executive.

Article Three

For the resolution of any dispute regarding or as a consequence of this contract, the competent jurisdiction is the one of the First Instance Court of the Macau Sar.

Article Four

This contract shall be governed, in cases of omission, by the Law 6/80 and other related legislation.